Exhibit 99.1

TRUMP MEDIA PROVIDES ADDITIONAL INFORMATION TO DJT INVESTORS REGARDING SHORT SELLING

Sarasota, FL, April 23, 2024 — Trump Media & Technology Group Corp. (NASDAQ: DJT) (“TMTG” or the “Company”) is highlighting actions DJT shareholders can take to prevent the lending of their shares by brokerage firms for the purpose of short selling.

The Company’s shareholder base primarily consists of retail investors who hold their shares through various brokerage firms. Many of these retail shareholders invested in DJT because they support TMTG’s mission to create a free-speech beachhead against Big Tech censorship.

TMTG wants to clarify that brokerage firms may facilitate short selling in DJT shares by lending DJT shareholders’ shares held in margin accounts. Through this practice, brokerage firms earn an alternative source of revenue by “lending” shares to sophisticated and institutional investors who are betting that the stock’s price will fall. If the stock price in fact falls, then the brokerage firm and the sophisticated and institutional investors will profit while retail investors will not.

Accordingly, for long-term shareholders who believe in the Company’s future, TMTG is highlighting the following actions that shareholders can take to prevent the lending of their shares:

1) holding their DJT shares in a cash account at their brokerage firm instead of a margin account (a model instruction letter is set forth under the heading “Form of Letter to Broker” below)

2) opting out of any securities lending programs, which should stop their broker from lending their shares

3) moving their shares to a Direct Registration (“DRS”) account at the Company’s transfer agent, Odyssey Transfer & Trust Company

•	this allows shareholders to safely hold shares electronically as an alternative to a brokerage account

•	once shares are moved to a DRS account, shareholders may request to withdraw the shares into a physical stock certificate, if desired

•	to move shares to DRS, contact your broker for further instructions, indicating you wish to initiate a “transfer of DJT shares to a DRS account at the transfer agent”

Finally, retail investors should also refer to the Securities and Exchange Commission’s (the “SEC”) Investor Bulletin, which, on June 10, 2021, specifically warned investors about certain risks in connection with securities lending.  In particular, the SEC noted the ability of brokerage firms to lend out securities in an investor’s account to a third-party at any time without notice or compensation to the account holder, if the investor had any outstanding margin loan in the account, as well as related impacts to an investor’s voting rights in the shares and tax treatment.

Form of Letter to Broker

If investors decide to instruct their broker not to make their shares available for lending, the following is a sample of the language they can use in their email or letter to the Branch Manager of their brokerage account:

[Broker Name]
[Broker Address]

Attn:
Branch Manager

My Account [Account Number]

Dear Sir or Madam:

Please accept this written instruction to make sure that the following securities are held in my cash account only and accordingly are not available for any stock loan activities. I hereby expressly opt-out of any securities lending programs and instruct you to not loan out any of my shares.

Securities:

XX shares of Trump Media & Technology Group Corp. (DJT) and any DJT shares subsequently acquired.

Please confirm receipt and compliance with this request.

Additional Information Regarding Moving Shares Out of Brokerage Accounts

Please note that investors may incur certain costs in connection with transferring shares out of a brokerage account and, once their shares are moved to our transfer agent, their ability to timely transfer their shares back to a brokerage firm and sell may be a longer process. Holding shares in physical certificate form involves risk of loss or destruction where a bond of indemnity is required to replace the certificate(s).

Not Investment Advice

The information in this release does not constitute or purport to be investment advice.  The Company encourages investors to speak with their financial advisor about any transactions and strategies such as using cash accounts to hold their securities instead of margin accounts and the lack of liquidity resulting from or costs of transferring and holding their shares at our transfer agent to ensure they are appropriate for the investors’ individual circumstances.

About TMTG

The mission of TMTG is to end Big Tech’s assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations.

Investor Relations Contact:
Shannon Devine (MZ Group | Managing Director - MZ North America)
Email: shannon.devine@mzgroup.us

Media Contact:
press@tmtgcorp.com